Exhibit 99.1

On October 21, 2008, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $620 million, today announced for the quarter and nine-month period ended September 30, 2008 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on November 28, 2008, payable on December 15, 2008.

For the quarter ended September 30, 2008, the Corporation reported net income of $1,127,000, or $0.33 basic earnings per share.  This compares to third quarter 2007 net income of $935,000, or $0.27 basic earnings per share.  Compared with the same period in 2007, third quarter 2008 net income increased $192,000 or 20.5%.  The $192,000 increase for the quarter was primarily the result of a $700,000 increase in net interest income and a $224,000 increase in non-interest income, offset by a $425,000 increase in the provision for loan losses, a $231,000 increase in non-interest expenses, and a $76,000 increase in the provision for income taxes.

For the quarter ended September 30, 2008, non-interest income was $756,000, compared to $532,000 for the third quarter of 2007, a $224,000 (42.1%) increase.  For the quarter ended September 30, 2008, there was a decrease in the fair value of mortgage servicing rights of $70,000, compared to a decrease in fair value of mortgage servicing rights of $338,000 for the third quarter of 2007.  The fair value of mortgage servicing rights decreased during the quarter primarily due to the increase in repayment speeds.  Gain on sales of loans amounted to $62,000 for the quarter ended September 30, 2008, compared to $81,000 for the comparable 2007 period, a decrease of $19,000 (23.5%).  The quarterly gain included capitalized servicing rights of $26,000 and $22,000 on $500,000 and $2.1 million of originated loan sales during the quarters ended September 30, 2008 and 2007, respectively.  The balance of the gain on sales of loans represented cash gains.  During the quarter ended September 30, 2008, the Corporation realized $6,000 of gains on the sale or call of securities.

Net income for the nine-months ended September 30, 2008 totaled $3,821,000, or $1.11 basic earnings per share, compared to net income of $3,367,000, or $0.95 basic earnings per share, for the same period in 2007.  Compared with the same period in 2007, net income increased $454,000 or 13.5%.  The $454,000 increase for the nine-month period ended September 30, 2008 was primarily the result of a $1,624,000 increase in net interest income, and an increase of $308,000 in non-interest income, offset by an increase of $845,000 in the provision for loan losses, an increase of $445,000 in non-interest expenses, and an increase in the provision for income taxes of $188,000.

For the nine-month period ended September 30, 2008, non-interest income was $2,620,000, compared to $2,312,000 for the nine-month period ended September 30, 2007, a $308,000 (13.3%) increase.  For the nine-month period ended September 30, 2008, there was an increase in fair value of mortgage servicing rights of $52,000, compared to a decrease in fair value of mortgage servicing rights of $188,000 for the nine months ended September 30, 2007.  Non-interest income for the nine months ended September 30, 2008 included securities gains of $51,000 compared to security losses of $224,000 for the comparable 2007 period, and gain on sale of loans of $308,000 compared to $242,000.  The loss on sale of securities in 2007 resulted from Union’s Board approving management’s plan to restructure its balance sheet, including selling approximately $15.5 million in available-for-sale securities on June 21, 2007.  Non-interest income for the nine-month period ended September 30, 2007 also included a $355,000 one-time gain on sale of the credit card portfolio.

For the quarter ended September 30, 2008, non-interest expenses were $3,809,000, compared to $3,578,000 for the comparable period in 2007, a $231,000 (6.5%) increase.  For the nine-month period ended September 30, 2008, non-interest expenses totaled $10,992,000 compared to $10,547,000 for the comparable period of 2007, an increase of $445,000 (4.2%).  Non-interest expenses for the nine month period ended September 30, 2008 included a $104,000 write down on other real estate owned from the first quarter of 2008 and an impairment of $235,000 on the Bank’s branch located in downtown Lima, Ohio which was written down to the estimated selling price of the property.

Total assets amounted to $619.8 million at September 30, 2008 compared to $548.0 million at December 31, 2007, an increase of $71.8 million, or 13.1%.  The increase in assets was the result of an increase of $47.7 million in gross loans and an increase in total cash and cash equivalents of $34.0 million offset by a decrease of $10.8 million in available-for-sale securities.  Deposits during this same period increased $63.8 million (16.2%) primarily related to increases in brokered certificates and public deposits. Other borrowings consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, and customer repurchase agreements increased $6.9 million (7.5%).

Shareholders’ equity increased from $48.8 million at December 31, 2007 to $49.8 million at September 30, 2008.  This increase was the result of net income ($3,821,000), and the issuance of 7,258 treasury shares under the Corporation’s Employee Stock Purchase Plan ($99,000), offset by a $576,000 increase in unrealized securities losses, net of income taxes, the payment of dividends ($1,548,000), and the repurchase of 55,000 common shares ($775,000) held in treasury.  The increase in unrealized securities losses from January 1, 2008 to September 30, 2008 was the result of customary and expected changes in the bond market.  Unrealized losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheet.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the Corporation’s 2007 Form 10-K.